News Release From Nuance Communications, Inc.

For Immediate Release

Contact:

Richard Mack Nuance Communications, Inc. Tel: (781) 565-5055 Email: richard.mack@nuance.com	Erica Hill Nuance Communications, Inc. Tel: (781) 565-5218 Email: Erica.hill@nuance.com

Nuance Communications Appoints Don Hunt
to Newly Created Role of Senior Vice President, Worldwide Sales
Software Industry Sales Veteran Brings 25 Years Experience, Performance to Nuance

Burlington, Mass., October 10, 2006 – Nuance Communications, Inc. (Nasdaq: NUAN) today announced it has appointed Don Hunt as senior vice president, Worldwide Sales, effective immediately. In this newly created position, Mr. Hunt will be responsible for managing Nuance’s worldwide sales operations for all of the Company’s products and solutions. Mr. Hunt will report directly to Paul Ricci, Nuance’s chairman and CEO.
Nuance in recent years has experienced rapid growth in its business and markets and today delivers solutions for businesses and consumers worldwide. As the Company, its agenda and the markets have grown, Nuance recognized the efficiency and benefit of managing a centralized, cohesive sales organization across all products. In this new role, Mr. Hunt will oversee the strategy, model and operations of the Nuance’s extensive sales resources, including its global sales force and more than 2,000 channel partners.
“Through this appointment, we add strength and focus to our management team as the company continues its aggressive growth and meets the increasing demand for Nuance solutions around the world,” said Paul Ricci, chairman and CEO of Nuance. “Don is a tremendous asset to the organization; someone whose leadership skills, successful track-record and relevant market expertise to Nuance’s businesses make him an ideal leader for our expanded sales efforts. On behalf of Nuance, especially our 400-person sales organization and our channel partners around the world, I want to enthusiastically welcome Don to Nuance.”
Don Hunt brings a pedigree of sales achievement and more than 25 years of executive leadership in the discipline of sales and sales operations. His background is ideally suited to Nuance’s diverse solutions and channels having expanded consumer and enterprise software distribution at Adobe/Macromedia, delivered contact center solutions purposed to target vertical markets at Genesys Communications, and led four enterprise software companies to record sales achievements through targeted solution selling.

“This is an incredible opportunity to work with one of the most promising, dynamic software companies in the world,” said Mr. Hunt. “With solutions that span many geographies, demographics, vertical markets and technical disciplines, Nuance is poised to be a driving force in a new wave of information technologies. I am honored to lead a talented, accomplished sales team and look forward to helping our customers realize their visions and potential through Nuance technology.”
Mr. Hunt joins Nuance from his role as senior vice president, Worldwide Enterprise Sales, at Adobe Systems. He joined Adobe through the acquisition of Macromedia in late 2005. At Macromedia, Mr. Hunt demonstrated his talent for building a world-class sales organization by leading the field through a broad sales model that spanned from the desktop to the enterprise. As a result, he was able to meet or exceed expectations in each quarter of his tenure and delivered more than 40 percent growth in revenues over two years.
Prior to Adobe/Macromedia, Mr. Hunt held senior executive roles in sales and operations at a variety of successful software companies including MatrixOne, Genesys, Informix and Open Market. In these positions, spanning nearly a decade, he exhibited leadership skills and operational talent in leading these organizations through substantial growth and market expansion. Earlier in his career, Mr. Hunt held a variety of sales and sales management positions at Sun Microsystems and Digital Equipment Corporation.
In connection with the hiring of Mr. Hunt, Nuance made an inducement grant of stock options and restricted stock in accordance with NASDAQ Marketplace Rule 4350, with the approval of the Compensation Committee of Nuance’s Board of Directors, as more fully described below. Mr. Hunt received an option to purchase 400,000 shares of Nuance common stock, with an exercise price equal to the fair market value of Nuance common stock on the date of grant. Mr. Hunt also received awards of restricted stock in the amount of 600,000 shares and shares of Nuance common stock having a value equal to $600,000 determined on the first date of Mr. Hunt’s employment. The restricted stock award for shares having a value equal to $600,000 is schedule to vest on December 2, 2006. The stock options and 375,000 of the restricted shares are subject to time-based vesting, with opportunities to accelerate the vesting of 225,000 restricted shares based on the achievement of performance targets. The remaining 225,000 shares of restricted stock are subject to performance-based vesting. The vesting of all stock options and shares of restricted stock is subject to Mr. Hunt’s continued employment with Nuance.
Nuance Communications, Inc.
Nuance (Nasdaq: NUAN) is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit nuance.com.
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Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.
The statements in this press release that relate to future plans, events or performances are forward-looking statements that involve risks and uncertainties, including risks associated with market trends, competitive factors, and other risks identified in the Nuance’s filings with the U.S. Securities and Exchange Commission. Actual results, event and performance may differ materially. Readers are cautioned not to put undue reliance on these forward-looking statements that speak only as of the date hereof.